Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made and entered into as of May 21, 2020, is by and between CADENCE BANCORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Bank”).

RECITALS

1.The Bank and the Borrower entered into a Credit Agreement dated as of

March 29, 2019 and a First Amendment to Credit Agreement made and entered into as of March

29, 2020 (as amended, the “Credit Agreement”); and

2.The Borrower desires to amend certain provisions of the Credit Agreement, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires.

Section 2.Amendment. The Credit Agreement is hereby amended as follows:

2.1. Section 1.1 - Defined Terms. Section 1.1 of the Credit Agreement is amended by amending the definitions of “Applicable Margin,” “Return on Average  Assets Ratio” and “Revolving Commitment Amount” in their entireties to read as follows:

“Applicable Margin”: 1.50% from the Closing Date to and including May 20, 2020 and 2.50% from after May 21, 2020.

“Return on Average Assets Ratio”: As of the last day of each fiscal quarter of the Borrower, with respect to any Person, the ratio (expressed as a percentage) of (a) the aggregate Net Income of such Person determined for the applicable period specified in Section 6.18 to (b) the Average Assets on such date.

“Revolving Commitment Amount”: $100,000,000 from the Closing Date to and including May 20, 2020 and $50,000,000 from after May 21, 2020.

Section 1.1 is further amended by adding thereto the following additional definitions in proper alphabetical order:

“Benchmark Replacement”: The sum of: (a) an alternate benchmark rate that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. syndicated or bilateral credit facilities denominated in Dollars that are substantially similar to the credit facilities under this Agreement and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: With respect to any replacement under this Agreement of LIBOR with an alternative benchmark rate, for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate by the Relevant Governmental Body and (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate at such time for U.S. syndicated or bilateral credit facilities denominated in Dollars that are substantially similar to the credit facilities under this Agreement, which adjustment or method for calculating or determining such spread adjustment pursuant to clause (b) is published on an information service as selected by the Bank from time to time and as may be updated periodically.

“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with then-prevailing market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: The earliest to occur of the following events with respect to LIBOR:

(a)in the case of clauses (ii), (iii) or (iv) of Section 2.4(c) the later of:

(i)the date of the public statement or publication of information referenced therein and

(ii)the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR;

(b)in the case of clause (i) of Section 2.4(c) the earlier of

(iii)the date of the public statement or publication of information referenced therein; and

(iv)the date specified by the Bank by notice to the Borrower; and

(c)in the case of clause (v) of Section 2.4(c), the date specified by the Bank by notice to the Borrower.

“Benchmark Transition Event”: As defined in Section 2.4(c).

“Benchmark Unavailability Period”: If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced hereunder with a Benchmark Replacement, the period (y) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Loan Documents in accordance with Section 2.4(c) and (z) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Loan Documents pursuant to Section 2.4(c).

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org or any successor source.

“LIBOR”: The London interbank offered rate.
“LIBOR Rate Loans”: As defined in Section 2.4(a).

“New York Banking Day”: As defined in Section 2.4(a).

“Reprice Date”: As defined in Section 2.4(a).

“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

2.2. Article I – Additional Section 1.6. Article I of the Credit Agreement is amended by adding thereto the following Section 1.6:

1.6LIBOR Notification. The interest rate on LIBOR Rate Loans is determined by reference to LIBOR. Section 2.4(c) provides a mechanism for (a) determining an alternative rate of interest if LIBOR is no longer available or in the other circumstances set forth in Section 2.4(c) and (b) modifying this Agreement to give effect to such alternative rate of interest. The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.4(c), will have the same value as, or be economically equivalent to, the LIBOR.

2.3. Section 2.4(a) – Interest Rate. Section 2.4(a) of the Credit Agreement is amended in its entirety to read as follows:

(a)Interest Rate. Interest on the Revolving Loans shall accrue at an annual rate equal to the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto (such Revolving Loans may be hereinafter referred to as “LIBOR Rate Loans”), which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one sixteenth percent and such rate to be reset monthly on each Reprice Date. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Reprice Date” means the first day of each month. If the initial Revolving Loan under this Agreement is made other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Bank determines (which determination shall be conclusive absent manifest error) that:

(v)deposits of a type and maturity appropriate to match fund LIBOR Rate Loans are not available to the Bank in the relevant market, or

(vi)the interest rate applicable to LIBOR Rate Loans for a one month period is not ascertainable or available (including, without limitation, because the applicable Reuters Screen (or on any successor or substitute page on such screen) is unavailable) or does not adequately and fairly reflect the cost of making or maintaining LIBOR Rate Loans, then the Bank shall suspend the availability of LIBOR Rate Loans and require any affected LIBOR Rate Loan thereafter to accrue interest at the Money Market Rate plus the Applicable Margin.

(c)Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, if the Bank determines (which determination shall be conclusive absent manifest error) that any one or more of the following (each, a “Benchmark Transition Event”) has occurred:

(vii)the circumstances set forth in this Section 2.4(c) have arisen (including, without limitation, a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR described in clause (ii) of this Section 2.4(c) announcing that LIBOR is no longer representative) and such circumstances are unlikely to be temporary;

(viii)ICE Benchmark Administration (or any Person that has taken over the administration of LIBOR for deposits in Dollars that is acceptable to the Bank) discontinues its administration and publication of LIBOR for deposits in Dollars;

(ix)a public statement or publication of information by or on behalf of the administrator of LIBOR described in clause (ii) of this Section 2.4(c) announcing that such administrator has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of such statement, there is no successor administrator that is acceptable to the Bank that will continue to provide LIBOR after such specified date;

(x)a public statement by the supervisor for the administrator of LIBOR described in clause (ii) of this Section 2.4(c), the U.S. Federal Reserve System, an insolvency official with jurisdiction over such administrator for LIBOR, a resolution authority with jurisdiction over such administrator for LIBOR; or a court or an entity with similar insolvency or resolution authority over such administrator for LIBOR, which states that such administrator of LIBOR has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of such statement or publication, there is no successor administrator that is acceptable to the Bank that will continue to provide LIBOR after such specified date; or

(xi)syndicated or bilateral credit facilities are being executed or amended, as the case may be, to incorporate or adopt a new benchmark interest rate to replace LIBOR for deposits in Dollars,

then the Bank may amend this Agreement to replace LIBOR with a Benchmark Replacement. Notwithstanding anything to the contrary in Section 2.4(a), any such amendment with respect to a Benchmark Transition Event will become effective without any further action or consent of the Borrower at 5:00 p.m. (New York City time) on the fifth Business Day after the Bank has provided such proposed amendment to the Borrower. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.4(c) will occur prior to the date set forth in the applicable amendment.

In connection with the implementation of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

The Bank will promptly notify the Borrower of (x) any occurrence of a Benchmark Transition Event (other than pursuant to clause (v) of this Section 2.4(c)), (y) the implementation of any Benchmark Replacement. and (z) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section 2.4(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Bank’s sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 2.4(c).

Upon notice to the Borrower by the Bank in accordance with the preceding paragraph of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.4(c), (y) any request pursuant to Section 2.4(a) for continuation of any Loan as a LIBOR Rate Loan, may be revoked by the Borrower and if not revoked shall be ineffective and any such Loan shall thereafter accrue interest at the Money Market Rate plus the Applicable Margin, and (z) if any request pursuant to Section 2.2 requests a Revolving Loan, such request may be revoked by the Borrower and if not revoked such Revolving Loan shall thereafter accrue interest at the Money Market Rate plus the Applicable Margin.

(d)Interest Upon Event of Default. Upon the occurrence of any Event of Default, each Revolving Loan shall, at the option of the Bank (or, in the case of an Event of Default under Section 7.1(f), (g) or (h), automatically upon the occurrence of such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 2.0%.

(a)Records of Interest Rates. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

2.4. Section 2.5(a) – Payments. Section 2.5(a) of the Credit Agreement is amended in its entirety to read as follows:

(b)Interest shall be payable (i) on the last day of each April, July, October and January thereafter commencing on April 30, 2019; (ii) upon any permitted prepayment (on the amount prepaid); and (iii) on the Termination Date; provided that interest under Section 2.4(d) shall be payable on demand.

2.6. Section 2.9(b) – Commitment Fee. Section 2.9(b) of the Credit Agreement is amended in its entirety to read as follows:

(c)Commitment Fee. The Borrower shall pay to the Bank a commitment fee (the “Commitment Fee”) at a rate equal to (i) 0.25% per annum on the average daily Available Commitment from the Closing Date to and including May 20, 2020 and (ii) 0.30% on the average daily Available Commitment from after May 21, 2020 to and including the Revolving Loan Maturity Date, in each case payable on the last day of each April, July, October and January hereafter commencing on April 30, 2019, and on the Revolving Loan Maturity Date.

2.7. Section 3.2 (b) –Condition to Loans. Section 3.2 of the Credit Agreement is amended by changing clause (c) to clause (d), and insert a new clause (c) to read as follows:

(a)Ability of Subsidiary Banks to Pay Dividends and Make Distributions. During the fiscal quarter immediately preceding the date of such Revolving Loan, no Subsidiary Bank was unable for any reason to pay dividends or make other distributions of any nature (cash, Equity Interests, assets or otherwise) with respect to, and all other payments on account of, any class of Equity Interests (including warrants, options or rights therefor) issued by such Subsidiary Bank to the Borrower.

2.8. Section 6.15 – NPA to Tangible Primary Capital Ratio. Section 6.15 of the Credit Agreement is amended in its entirety to read as follows:

Section 6.15 Non-Performing Assets to Tangible Primary Capital Ratio. The Borrower will not permit the ratio of Non-Performing Assets to Tangible Primary Capital of any Subsidiary Bank, (expressed as a percentage), as of the last day of each fiscal quarter ending (a) on or after March 31, 2019 to and including March 31, 2020, to be greater than 15.00%, and (b) on or after June 30, 2020, to be greater than 20.00%.

2.9. Section 6.18 – Return on Average Assets Ratio. Section 6.18 of the Credit Agreement is amended in its entirety to read as follows:

Section 6.18 Return on Average Assets Ratio. The Borrower will not permit the Return on Average Assets Ratio of any Subsidiary Bank (expressed as a percentage) as of (a) June 30, 2020 for the one fiscal quarter ending on that date to be less than 0.10%; (b) September 30, 2020 for the two fiscal quarters ending on that date to be less than 0.17%; (c) December 31, 2020 for the three fiscal quarters ending on that date to be less than 0.25%; and (d) the last day of each fiscal quarter from and after March 31, 2021 for the four fiscal quarters ending on that date to be less than 0.35%.

2.10. Section 7.1(m) – Inability to Pay Dividends or Distributions Event of Default. Section 7.1(m) of the Credit Agreement is amended in its entirety to read as follows:

(m)Any Subsidiary Bank shall be unable for any reason to pay dividends or make other distributions of any nature (cash, Equity Interests, assets or otherwise) with respect to, and all other payments on account of, any class of Equity Interests (including warrants, options or rights therefor) issued by such Subsidiary Bank to the Borrower, without the prior approval of a Bank Regulatory Authority, provided that, no Event of Default shall exist under this Section 7.1(m) as long as the outstanding principal balance of the Revolving Loans is $0.

2.11. Exhibit B – Compliance Certificate. Exhibit B to the Credit Agreement is amended in its entirety to read as set forth in Exhibit B to this Amendment.

Section 3.Effectiveness of Amendment. The amendments in this Amendment shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:

3.1. This Amendment duly executed by the Borrower.

3.2. A certificate of a Secretary or Assistant Secretary of the Borrower dated as of the date of this Amendment and certifying as to the following:

(d)The Borrower’s Unanimous Written Consent of the Board of Directors effective March 25, 2019 (the “Resolutions”) and attached as Exhibit E to a Secretary’s Certificate with respect to the Borrower dated March 29, 2019 (the “Existing Secretary’s Certificate”), were duly adopted in accordance with the Certificate of Incorporation and Bylaws of the Borrower and in a manner authorized by the laws of the State of Delaware, said Resolutions have not been amended, rescinded, modified or revoked since March 29, 2019, and are in full force and effect as of the date hereof, there is no pending action of the Borrower to amend or modify such Resolutions, and such Resolutions are sufficient to authorize the execution, delivery and performance of this Amendment by officers of the Borrower.

(e)There has been no change to the Borrower’s Certificate of Incorporation and Bylaws since copies thereof were delivered to the Bank with the Existing Secretary’s Certificate.

(c)Exhibit A to the Existing Secretary’s Certificate sets forth the incumbency, names, titles, and signatures of the Borrower’s officers authorized to execute and deliver this Amendment.

3.3. A certificate of good standing for the Borrower and Cadence Bank in the jurisdiction of its incorporation or organization and certified by the appropriate governmental officials as of a date not more than 30 days prior to the date of this Amendment.

3.4. Copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Agreement.

3.5. UCC search for the Borrower and Cadence Bank issued not more than 30 days prior to the Closing Date.

3.6. The Borrower shall have satisfied such other conditions as specified by the Bank, including payment of all unpaid legal fees and expenses incurred by the Bank through the date of this Amendment in connection with the Credit Agreement and the Amendment Documents (as defined below).

Section 4.Representations, Warranties, Authority, No Adverse Claim.

4.1. Reassertion of Representations and Warranties, No Default. The Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties in the Credit Agreement are true, correct, and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement, and

(b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date that the Bank has not waived.

4.2. Authority, No Conflict, No Consent Required, Enforceability. The Borrower represents and warrants that it has the power, legal right, and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and all other agreements and documents (collectively, the “Amendment Documents”) executed and delivered by the Borrower in connection therewith by proper corporate action, and none of the Amendment Documents and the agreements therein contravenes or constitutes a default under any agreement, instrument, or indenture to which the Borrower is a party or a signatory, any provision of the Borrower’s certificate of incorporation or bylaws, or any other agreement or requirement of law, or results in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Bank. The Borrower represents and warrants that no consent, approval, or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except for those that the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Bank. The Borrower represents and warrants that the Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

4.3. No Adverse Claim. The Borrower warrants, acknowledges, and agrees that no events have taken place and no circumstances exist at the date hereof that would give the Borrower a basis to assert a defense, offset, or counterclaim to any claim of the Bank with respect to the Obligations.

Section 5.Affirmation of Credit Agreement, Further References. The Bank and the Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions, and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended to refer to the Credit Agreement as amended by this Amendment.

Section 6.Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.

Section 7.Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument, or transaction contemplated thereby or relating thereto shall be interpreted so as to be effective, valid, and enforceable under the applicable law of any jurisdiction, but if any provision of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto is held to be prohibited, invalid, or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity, or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto in such jurisdiction, or affecting the effectiveness, validity, or enforceability of such provision in any other jurisdiction.

Section 8.Successors. The Amendment Documents shall be binding upon the Borrower, the Bank, and their respective successors and assigns and shall inure to the benefit of the Borrower, the Bank, and the Bank’s successors and assigns.

Section 9.Legal Expenses. As provided in Section 8.2 of the Credit Agreement, the Borrower shall pay or reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank and/or the allocated costs of in-

house counsel incurred from time to time, in connection with the Credit Agreement, including in connection with the negotiation, preparation, execution, collection, and enforcement of the Amendment Documents and all other documents negotiated, prepared, and executed in connection with the Amendment Documents, and in enforcing the obligations of the Borrower under the Amendment Documents, and to pay and save the Bank harmless from all liability for any stamp or other taxes that may be payable with respect to the execution or delivery of the Amendment Documents, which obligations of the Borrower shall survive any termination of the Credit Agreement.

Section 10. Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 11. Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document.

Section 12. Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES, AND THEIR AFFILIATES.

Section 13. Acknowledgement and Release. IN ORDER TO INDUCE THE BANK TO ENTER INTO THIS AMENDMENT, THE BORROWER: (A) REPRESENTS AND WARRANTS TO THE BANK THAT NO EVENTS HAVE TAKEN PLACE AND NO CIRCUMSTANCES EXIST AT THE DATE HEREOF WHICH WOULD GIVE THE BORROWER THE RIGHT TO ASSERT A DEFENSE, OFFSET OR COUNTERCLAIM TO ANY CLAIM BY THE BANK FOR PAYMENT OF THE OBLIGATIONS; AND (B) HEREBY RELEASES AND FOREVER DISCHARGES THE BANK AND ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND PARTICIPANTS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, PROCEEDINGS, DEBTS, SUMS OF MONEY, COVENANTS, CONTRACTS, CONTROVERSIES, CLAIMS AND DEMANDS, AT LAW OR IN EQUITY, WHICH THE BORROWER EVER HAD OR NOW HAS AGAINST THE BANK OR ANY OF ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR PARTICIPANTS BY VIRTUE OF THEIR RELATIONSHIP TO THE BORROWER IN CONNECTION WITH THIS AMENDMENT, THE CREDIT AGREEMENT, THE LOAN DOCUMENTS AND TRANSACTIONS RELATED THERETO.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

CADENCE BANCORPORATION

By:

Name: Valerie C. Toalson

Title: Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:

Name: Roy 0. Young

Title: Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

CADENCE BANCORPORATION

By: Name: Valerie C. Toalson

Title: Executive Vice President, Chief Financial Officer and Treasurer

Name: Roy O.Young

By:

Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

EXHIBIT B TO

CREDIT AGREEMENT

For use from and after June 30, 2020
FORM OF COMPLIANCE CERTIFICATE
To: U.S. Bank National Association:

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)I am the duly elected chief financial officer of CADENCE BANCORPORATION (the “Borrower”);

(2)I have reviewed the terms of the Credit Agreement dated as of March 29, 2019 between the Borrower and U.S. Bank National Association (as amended, the “Credit Agreement”) and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;

(3)The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event are as follows:

The foregoing certification, together with the computations in the Attachment hereto and the Call Reports delivered with this Certificate in support hereof, are made and delivered this ___

day of,pursuant to Section 5.1 of the Credit Agreement.

CADENCE BANCORPORATION

By:

Name:

Title:

Exhibit A-3

ATTACHMENT TO COMPLIANCE CERTIFICATE

AS TO FINANCIAL COVENANT AS OF, ____WHICH PERTAINS

TO THE PERIOD FROM,

TO,

Reference to Sections and definitions of the Credit Agreement should be made for a more complete description of requirements.

Section 6.14 Total Risk-Based Capital Ratio
Total risk-based capital of each Subsidiary Bank	(a)
Total risk-weighted assets of such Subsidiary Bank	(b)
Total Risk-Based Capital Ratio [(a) / (b)] (Minimum: 11.00%)%

Section 6.15 Non-Performing Assets to Tangible Primary Capital
Non-Performing Assets of any Subsidiary Bank [(b) + (c)]	(c)
Non-Performing Loans of any Subsidiary Bank	(d)

OREO	(e)
Tangible Primary Capital of each Subsidiary Bank [(e) + (f) + (g) + (h) + (i) + (j) - (k) ]	(f)
Preferred stock	(g)

Common stock	(h)

Surplus	(i)

Retained earnings	(j)

Loan Loss Reserves	(k)
Proceeds from capital qualified notes and debentures (to the extent such instruments qualify as Tier 1 or Tier 2 capital in accordance with Risk-Based Capital Guidelines)	(l)
Goodwill and other intangible assets	(m)

Exhibit A-3

Non-Performing Assets to Tangible Primary Capital ratio [(a) / (d)] (Maximum: 15.0% until March 31, 2020 and 0.20% from and after June 30, 2020)%

Section 6.16 Liquidity Requirement
Liquid Assets of not less than $50,000,000

Section 6.17 Regulatory Capital
Borrower [is] / [is not] “well capitalized”	[Yes][No]
Each Subsidiary Bank [is] / [is not] “well capitalized” on an individual basis [and the Subsidiary Banks on a combined basis [are] / [are not] “well capitalized]	[Yes][No]
To the extent the covenant is not maintained, the following Subsidiary Bank(s) [is] [are] not “well capitalized.” .

Section 6.18 Return on Average Assets Ratio
Net Income of each Subsidiary Bank determined for specified period set forth in Section 6.18		(n)
Consolidated total assets of such Subsidiary Bank as of the last day of the preceding fiscal year of the Borrower		(o)
Consolidated total assets of such Subsidiary Bank as of the last day of the fiscal quarter for which the Compliance Certificate is being delivered		(p)
Average Assets (b) + (c) / 2		(q)

Return on Average Assets Ratio of the Borrower [((a) / (d))]

(Minimum: as of (a) June 30, 2020 for the one fiscal quarter ending on that date not to be less than 0.10%; (b) September 30, 2020 for the two fiscal quarters ending on that date not to be less than 0.17%; (c) December 31, 2020 for the three fiscal quarters

%

Exhibit A-3

ending on that date not to be less than 0.25%; and (d) the last day of each fiscal quarter from and after March 31, 2021 for the four fiscal quarters ending on that date not to be less than 0.35%.)

Exhibit A-3